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                                                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Valence Technology, Inc. and subsidiaries (companies in the development stage) (the "Company") on Amendment No. 1 of Form S-3 of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated May 8, 1998, on our audits of the consolidated financial statements of the Company as of March 29, 1998 and March 30, 1997, and for the period from March 3, 1989 (date of inception) to March 29, 1998 and for each of the years ending March 29, 1998, March 30, 1997 and March 31, 1996, which report is included in this annual report on Form 10-K.


PricewaterhouseCoopers LLP

San Jose, California
October 26, 1998